Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement dated as of June 29, 2009 (this “Agreement”) amends and restates in its entirety that certain Employment Agreement made and entered into as of October 1, 2003 (the “Effective Date”), by and between BOOTS & COOTS, INC. (fka “Boots & Coots International Well Control, Inc.”; referred to as, the “Company”) and JERRY WINCHESTER (“Executive”).  The Company hereby employs Executive and Executive accepts such employment on the following terms and conditions:

1.             Termination of Prior Employment Agreement.  The Company and Executive hereby agree that this Agreement cancels and supersedes any prior employment agreement.

2.             Term.  Executive shall be employed by the Company for a period of three (3) years from the Effective Date (the “Employment Term”).  The Employment Term and this Agreement shall be automatically renewed for successive additional two (2) year terms unless notice of termination is given in writing by either party to the other party at least six (6) months prior to the expiration of the initial term or any such renewal term.  As of the date of this Agreement, the last renewal was October 1, 2008.

3.             Duties.  Executive shall hold the titles of President and Chief Executive Officer and shall perform such services regarding the operations of the Company as are appropriate for such positions, and as the Board of Directors may from time to time request, and Executive shall be employed by and will work for the Company at the Company’s executive offices in Houston, Texas.  The Executive shall not be required during the Employment Term to relocate from Houston, Texas to any other business location maintained by the Company although the Executive expressly agrees that regular travel shall be necessary as part of his duties.  As Chief Executive Officer, Executive shall report directly to the Board of Directors, and be responsible for the entire management activities of the Company.  The duties of Executive shall include, but not be limited to, directing day to day operations, business planning, development and implementation of appropriate policies, practices and procedures.

4.             Conduct of Executive.  During the Employment Term, Executive shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.  During the Employment Term, Executive shall agree to serve as a member of the Company’s Board of Directors if elected to such position by the stockholders of the Company.

Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business, charitable or community opportunities if and to the extent that (i) such business opportunities are not directly competitive with or similar to the business of the Company, (ii) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (iii) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Company’s Board of Directors.

5.             Compensation.  In consideration of the work and other services that Executive performs for the Company hereunder, the Company shall pay Executive the following:

(a)           Base Salary.  During the Employment Term, the Company shall pay Executive a gross annual base salary of not less than $250,000 (the “Base Salary”), payable semi-monthly in accordance with the Company’s normal payroll policies, subject to withholding for federal income tax, social security, state and local taxes, if any, and any other sums that the Company may be legally required to withhold.  The Base Salary shall be reviewed on an annual basis by the Board of Directors and the amount of such Base Salary shall be subject to increase on the basis of the performance of the Executive and the performance of the Company.

(b)           Bonus.  Executive shall participate in the Company’s Executive Bonus Pool and any other additional executive compensation plans adopted from time to time by the Board of Directors or a compensation committee appointed by the Board of Directors, and the Board of Directors or the compensation committee, as the case may be, shall have the authority to adjust such participation upward or downward from time to time in its sole discretion.

(c)           Intentionally omitted.

(d)           Incentive Stock Plan.  The Company shall adopt an Incentive Stock Plan for 2003.  From time to time, at the direction of the Board of Directors, or its compensation committee, Executive shall be eligible to receive options to purchase shares of the Company’s Common Stock.

(e)            Retirement Plan.  Executive shall be eligible to participate in any retirement or similar plans as may be adopted from time to time by the Company.

(f)            Medical, Life and Disability Insurance.  The Company will provide Executive with coverage under a policy of hospitalization and major medical insurance at no cost to the Executive.  Such of Executive’s dependents may be covered under such insurance policy, subject to the terms of such policy, at the expense of Executive.  The Company will provide life insurance coverage in amount of not less than $1,500,000 and short term disability insurance coverage in an amount to be determined by the Company.  Executive acknowledges that the Company may seek to secure a policy of Key Man life insurance on the life of Executive, with death benefits payable to the Company.  Executive agrees to cooperate with the Company in securing the same.

(g)           Other Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans or to receive any incentive bonuses, stock options or other benefits as may from time to time be made available to the executives or general employees of the Company.

6.             Vacation and Sick Leave.  Executive shall be entitled to five (5) weeks of paid vacation during each year of his employment hereunder.  Such vacation shall be taken at such time, or times, as shall not be disruptive to the business of the Company.  Scheduling shall be accomplished with the Executive Committee.  In addition, Executive shall be entitled to paid sick leave of fifteen (15) days each year.

7.             Expenses.  The Company shall reimburse Executive for all reasonable expenses and disbursements incurred by Executive, and approved by appropriate designees of the Executive Committee, in the performance of his duties hereunder, including expenses for entertainment and travel, as are consistent with the policies and procedures of the Company and Internal Revenue Service regulations.  Travel and other expenses from Executive’s home to the Company’s office are not included.  The Company shall furnish Executive with a cellular telephone at the expense of the Company.

8.             Confidential Information.  Executive acknowledges that in the course of employment by the Company, Executive will receive certain trade secrets and confidential information belonging to the Company which the Company desires to protect as confidential.  For the purposes of this Agreement, the term “confidential information” shall mean information of any nature and in any form which at the time is not generally known to those persons engaged in business similar to that conducted by the Company.  Executive agrees that such information is confidential and that he will not reveal such information to anyone other than officers, directors, Executives or authorized agents of the Company.  Upon termination of employment, for any reason, Executive shall surrender all papers, documents and other property of the Company.

9.             Information, Ideas, Concepts, Improvements, Discoveries, Inventions, etc.  Executive agrees that during the Employment Term he will promptly disclose, in writing, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Company, either individually, or jointly with others, and which relate to the business, products or services of the Company, or any of its subsidiaries or affiliates, irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by Executive on the job, or elsewhere (collectively, the “Inventions”).  The Company and Executive have agreed as follows regarding the Inventions:

(a)           All inventions are, and shall be, the property of the Company.  In this context, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings, or materials of any time embodying any such Inventions are and shall be the sole and exclusive property of the Company.

(b)           Executive hereby specifically sells, assigns and transfers to the Company all of his worldwide right, title and interest in and to all such Inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of any names and marks included therewith.  Both during the Employment Term and thereafter, Executive shall assist the Company and its nominees at all times in the protection of such Inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents, not inconsistent with this Agreement, requested by the Company, or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissue, and/or extensions thereof, and any application for the registration of names and marks included therewith.

(c)           Moreover, if during the Employment Term, Executive creates any original work of authorship which is the subject matter of copyright relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of his employment; or, if the work is not prepared by Executive within the scope of his employment, but is specifically ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire and the Company shall be the author of the work.  In the event such work is neither prepared by the Executive within the scope of his employment or is not a work specially ordered and deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents, does assign, to the Company an undivided one-half interest in and to all of Executive’s worldwide right, title and interest in and to the work and all rights or copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee, not inconsistent with this Agreement, and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

10.           Agreement Not to Solicit.  During the Employment Term and for a period of one (1) year after the termination of employment hereunder (the date of such termination of employment being referred to herein as, the “Termination Date”), regardless of how terminated, Executive will not, solely, jointly, or as a partner, member, contractor, Executive or agent of any partnership or as an officer, director, Executive, agent, contractor, stockholder or investor in any other entity or in any other capacity, directly or indirectly:

(a)           induce, or attempt to induce, any person or party who, on the Termination Date is employed by or affiliated with the Company or at any time during the term of this covenant is, or may be, or becomes an employee of or affiliated with the Company, to terminate his, her or its employment or affiliation with the Company;

(b)           induce, or attempt to induce, any person, business or entity which is or becomes a customer or supplier of the Company, or which otherwise is a contracting party with the Company, as of the Termination Date, or at any time during the term hereof, to terminate any written or oral agreement or understanding with the Company, or to interfere in any manner with any relationship between the Company and such customer or supplier; or

(c)           employ or otherwise engage in any capacity any person who at the Termination Date or at any time during the period two (2) years prior thereto was employed, or otherwise engaged, in any capacity by the Company and who, by reason thereof is or is reasonably likely to be in possession of any confidential information.   Executive acknowledges and agrees that the provisions of this paragraph 10 constitute a material, mutually bargained for portion of the consideration to be delivered under this Agreement and failure to comply with this paragraph 10 shall be deemed a breach of this Agreement.

11.           Termination by the Company.  Notwithstanding the provisions of paragraph 2, the Company may terminate the employment of Executive under this Agreement if any of the following occur:

(a)           the death of Executive;

(b)           the Executive becomes, in the good faith opinion of the Board of Directors, physically or mentally disabled, for a period of more than six (6) consecutive months, to the extent he is unable to perform his duties hereunder;

(c)           for any reason, or for no reason, at the end of the initial three (3) year term of this Agreement or any renewal thereof; or

(d)           for “Cause”, which for purposes of this Agreement shall mean Executive (i) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder (provided, however, that no act or failure to act pursuant to subsections (i) and (ii) above shall be deemed “willful” if due primarily to an error in judgment or negligence or if made in good faith with reasonable belief that such act is in the best interest of the Company), (iii) has materially breached any material provision of this Agreement (and such breach remains uncorrected 30 days following Executive’s receipt of written notice of the breach from the Company), or (iv) the Executive commits, is arrested or officially charged with any felony, or any crime involving moral turpitude, which, in the good faith opinion of the Company, would impair Executive’s ability to perform his duties hereunder or would impair the business reputation of the Company or Executive misappropriates any funds or property of the Company; provided, however, that Executive’s employment may be terminated pursuant to this paragraph 11(d) only if such termination is approved by at least two-thirds of the members of the Board of Directors after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with his counsel, to be heard before the Board of Directors.  Members of the Board of Directors may participate in any hearing that is required pursuant to this paragraph 11(d) by means of conference telephone or similar communications equipment whereby all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board of Directors shall attend the hearing in person.

12.           Termination by Executive.  Notwithstanding the provisions of paragraph 2, Executive may terminate his employment under this Agreement if any of the following occur:

(a)           in connection with or based upon (i) a material breach by the Company of any material provision of this Agreement, (ii) a substantial and material reduction in the nature or scope of Executive’s duties or responsibilities as the Chief Executive Officer and Chief Operating Officer of the Company, or (iii) the assignment to Executive of duties and responsibilities that are materially inconsistent with such positions; provided, however, that prior to Executive’s termination of employment under this paragraph 12(a), Executive must give written notice to the Company of any such breach, reduction or assignment and such breach, reduction or assignment must remain uncorrected for 30 days following such written notice;

(b)           at any time, for any other reason whatsoever, in the sole discretion of Executive.

13.           Termination and Compensation.

(a)           Termination by the Company and Compensation.  In the event that the Company elects to terminate Executive’s employment prior to the expiration of a three (3) year initial term, or renewal term, of this Agreement for any reason other than termination for Cause as expressly provided for in Paragraph 11(d), or if the Company chooses not to renew this Agreement at the expiration of any term hereunder, and, in either case such termination or non-renewal constitutes a Separation from Service (as defined below), then, and in that event, the Company shall pay to Executive, on the Termination Date, the following compensation:  (i) a lump sum payment equal to two (2) times Executive’s then current Base Salary; (ii) any bonus which Executive would have been eligible to receive for the year in which termination occurs; and (iii) shall continue the payment of premiums for hospitalization and major medical insurance until the earliest to occur of the first anniversary of the Termination Date, the date on which Executive secures full time employment that affords equivalent medical coverage, or the date on which Executive ceases to be entitled to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In the event of a termination for Cause pursuant to paragraph 11(d), this Agreement shall be wholly terminated and Executive shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay.  However, any of the provisions of this Agreement relating to activities and conduct after the termination of the employment relationship between the Company and Executive shall remain in full force and effect, and be enforceable.  For purposes of this Agreement, “Separation from Service” means Executive’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its “Affiliates.”  For this purpose, “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

(b)           Termination by Executive and Compensation.  In the event that Executive elects to terminate his employment pursuant to paragraph 12(a) and such termination constitutes a Separation from Service, then, and in that event, the Company shall pay to Executive, on the Termination Date, the following compensation:  (i) a lump sum payment equal to two (2) times Executive’s then current Base Salary, (ii) any bonus which Executive would have been eligible to receive for the year in which termination occurs, and (iii) shall continue the payment of premiums for hospitalization and major medical insurance until the earliest to occur of the first anniversary of the Termination Date, the date on which Executive secures full time employment that affords equivalent medical coverage, or the date on which Executive ceases to be entitled to COBRA continuation coverage.  In the event that Executive elects to terminate his employment pursuant to paragraph 12(b), this Agreement shall be wholly terminated and Executive shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay.  However, any of the provisions of this Agreement relating to activities and conduct after the termination of the employment relationship between the Company and Executive shall remain in full force and effect, and be enforceable.

(c)           Termination Following Change in Control.  Notwithstanding the provisions of Sections 13(a) and (b) herein to the contrary, in the event that a change in control event (as defined below) occurs and (x) the Executive is terminated by the Company for any reason other than for cause pursuant to Section 11(d) within one year following such change in control (or if this Agreement is not automatically renewed prior to expiration as provided for herein within such one year period), or (y) Executive terminates his employment in accordance with Section 12(a) hereof within one year following such change in control, and any such termination (or nonrenewal) constitutes a Separation from Service, then, and in that event, in lieu of the compensation to which Executive would have been entitled pursuant to Sections 13(a) or (b), the Company shall pay to Executive, on the Termination Date, the following compensation:  (i) a lump sum payment equal to two and one-half (2.5) times his gross annual salary; (ii) a payment equal to two and one-half (2.5) times the bonus which Executive would have been eligible to receive for the year in which termination occurs, which amount shall be calculated, in the discretion of the Company, utilizing (x) audited financial statements of the Company for such year or for the four fiscal quarters preceding the Termination Date (in each case as approved by the Audit Committee of the Board of Directors of the Company), or (y) any other methodology that the Company, in good faith, determines to be appropriate, (iii) the Company shall continue the payment of premiums for hospitalization and major medical insurance until the earliest to occur of the two and one-half year anniversary of the Termination Date, the date on which Executive secures full time employment that affords equivalent medical coverage, or the date on which Executive ceases to be entitled to COBRA continuation coverage, and (iv) all outstanding restricted stock, options and other awards with respect to equity interests in the Company and/or its affiliates granted to Executive shall vest fully on such Termination Date; provided, however, that no equity award shall vest to the extent such vesting would cause the award to fail to satisfy the requirements of Code Section 409A.  In the event that Executive elects to terminate his employment pursuant to paragraph 12(b) following a change in control event, this Agreement shall be wholly terminated and Executive shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay. Notwithstanding the foregoing, to accommodate the time necessary to conclude an audit of the Company’s financial records or as may otherwise be  necessary ascertain the amount thereof, compensation payable pursuant to clause (ii) above, shall be deemed paid on the termination date if paid within the same calendar year in which termination of employment occurs or, if later, by the 15th day of the third calendar month following termination of employment; provided, Executive shall not be permitted, directly or indirectly, to designate the taxable year of the payment of such compensation.

Change in control event shall be defined to be any one of the following:  (i) any merger, consolidation or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (ii) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of the Company to any other person or entity (in one transaction or a series of related transactions), (iii) dissolution or liquidation of the Company, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the outstanding shares of the Company’s voting stock (based upon voting power), (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors, or (vi) any event that is reported by the Company under Item 5.01 of a Form 8-K filed with the Securities and Exchange Commission; provided, however, that the term “change in control event” shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely the Company and one or more previously wholly-owned subsidiaries of the Company unless such matter is described in clause (vi) above.

(d)           IRC Section 409A.  The severance pay and severance benefits provided under this Agreement are intended to be compliant with or exempt from Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Executive.  Notwithstanding any provision in this Agreement to the contrary, if (a) Executive is a “specified employee,” as such term is defined in Code Section 409A and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A.  This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A.  For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A.  For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

14.           No Duty to Mitigate Losses.  Executive shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to pay any amount to Executive pursuant to paragraph 13.  Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment with the Company shall not reduce the Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of paragraph 13.

15.           Notices.  All notices or other communications pursuant to this Agreement may be given by personal delivery, or by certified mail, addressed to the home office of the Company or to the last known address of Executive.  Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U.S.  Postal Service.

16.           Entirety of Agreement; Amendment.  This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to Executive’s employment.  No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

17.           Governing Law.  This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of Texas.

18.           Waiver.  The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party.  Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision hereof.

19.           Assignment.  This Agreement shall not be assignable by Executive.  Subject to Section 12(b) hereof, in the event of a future disposition of the properties and business of the Company by merger, consolidation, sale of assets, or otherwise, then the Company may assign this Agreement and all of its rights and obligations to the acquiring or surviving entity; provided, that any such entity shall assume all of the obligations of the Company hereunder.

20.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof.

21.           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement and Executive’s job duties shall be submitted to and finally settled by binding arbitration to be held in Houston, Texas, in accordance with the rules of the American Arbitration Association in effect on the Effective Date, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  All agreements contemplated herein to be entered into to which the parties hereto are parties shall contain provisions which provide that all claims, actions or disputes pursuant to, or related to, such agreements shall be submitted to binding arbitration.  In any proceeding to enforce the provisions hereof, the prevailing party shall be entitled to recover reasonable expenses incurred by him, including reasonable attorneys’ fees.

22.             IRC Section 280G Gross-Up.  In the event that it is determined that any payment (other than the Gross-Up payment provided for in this paragraph 22) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 or any successor provision thereto by reason of being considered contingent on a change “in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Code Section 280G or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this paragraph 22 will be made at the expense of the Company by the Company’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations.  Any determination by the Accounting Firm will be binding upon the Company and the Executive.  The Gross-Up Payment will be paid to the Executive as soon as administratively practicable, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the excise tax imposed by Code Section 4999 is remitted to the taxing authority.

“COMPANY”

BOOTS & COOTS, INC.

By: /s/ DEWITT EDWARDS
Name: Dewitt Edwards
Title: Chief Operating Officer

“EXECUTIVE”

/s/ JERRY WINCHESTER
Jerry Winchester